UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2013

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(646) 666-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2013, Alon Natanson, Chief Executive Officer of Brainstorm Cell Therapeutics Inc. (the “Company”), informed the Company of his resignation from his position with the Company effective 90 days after such notice.

On August 1, 2013, the Company appointed Chaim Lebovits, the President of the Company, as its principal executive officer.   Currently, the Company does not have an employment agreement with Mr. Lebovits and he is not entitled to receive any compensation from the Company at this time.

Prior to his appointment as principal executive officer of the Company, Mr. Lebovits served as the Company’s President since he joined the Company in 2007. Mr. Lebovits controls ACC HOLDINGS INTERNATIONAL, and its subsidiaries ACC Resources, specializing in the mining, oil, and energy industries, and ACC BioTech, which is focused on biotechnology. He has been at the forefront of mining and natural resource management in African regions for over a decade and has spent years leading the exploration and development of resources in West Africa and Israel and served as a member of the board of directors of several companies in the industry. Mr. Lebovits has also held senior positions for the worldwide Chabad Lubavitch organization, the largest Jewish organization in the world today.

Chaim Lebovits is 42 years old. There are no family relationships between Mr. Lebovits and any member of the Board of Directors or other executive officer of the Company. Mr. Lebovits is deemed to beneficially own all securities owned by ACCBT Corp., the Company’s largest stockholder.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 1, 2013	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Liat Sossover

Liat Sossover
Chief Financial Officer